Exhibit 99.1

       Zale Announces 30 Percent Increase in Fourth Quarter and
   Full Year Earnings Per Share before Unusual Items from Prior Year

     DALLAS--(BUSINESS WIRE)--Aug. 31, 2004--Zale Corporation (NYSE:ZLC), North America's largest specialty retailer of fine jewelry, reported today a 30% increase, before an unusual item in the prior year, in net earnings per share for the Company's fourth quarter ended July 31, 2004. The Company reported net earnings of $6.9 million, or $0.13 per diluted share. For the same period last year, the Company reported net earnings, before costs associated with the redemption of its Senior Notes, of $6.7 million, or $0.10 per diluted share. Including last year's $3.7 million debt redemption charge ($0.06 per diluted share), the Company reported fourth quarter net earnings of $2.9 million, or $0.05 per diluted share.
    Net earnings for fiscal year 2004 were $106.5 million, or $1.99 per diluted share. For the prior fiscal year, net earnings, before unusual items, were $99.4 million, or $1.54 per diluted share. Including last year's debt redemption costs of $3.7 million ($0.06 per diluted share) and a $136.3 million non-cash impairment charge ($2.11 per diluted share), the net loss totaled $40.6 million, or $0.63 per share.
    For the fiscal year, total revenues increased 4.2% to $2.304 billion, compared to $2.212 billion for the prior fiscal year. On a comparable store basis, sales increased 3.9% for the year.
    "We are very pleased with these financial results for both the fourth quarter and the fiscal year," commented Mary L. Forte, President and Chief Executive Officer. "Earnings per share rose 30% for the year while operating margins improved by 30 basis points. For the third consecutive year we generated in excess of $100 million in free operating cash flow as we generated $117 million in 2004 after capital expenditures. We continue to maintain a healthy balance sheet that provides substantial flexibility to pursue opportunities to extend our market leadership."
    Ms. Forte continued, "We remain confident in the underlying strength of our business as we execute our strategic plan. Our brand management strategy has further differentiated each brand to capture its segment of the market. Additionally, the recent investments we have made are yielding long-term benefits, including the roll-out of our direct sourcing efforts, the further building of our database marketing capabilities and the development of our off-mall real estate portfolio."
    The Company also provided its forecast for its fiscal year ending July 2005. For the full year, it currently expects revenue growth of 5% to 7%, which includes a comparable store sales increase of 2% to 3%. The Company plans to open 85 stores and 50 kiosks during the year. Operating margins are anticipated to increase 40 basis points with earnings per share growing 12% to 14% for the year. Free operating cash flow is again expected to reach $100 million for fiscal year 2005.
    As previously announced, a conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467, five minutes prior to the scheduled start time. The call is also available on the Company's Web site at www.zalecorp.com. For additional information, contact Investor Relations.
    In addition, the Company announced that it will be presenting at the Goldman Sachs Retailing Conference on Wednesday, September 8, 2004, at 2:00 p.m. Eastern Time. Ms. Forte and Sue E. Gove, the Company's Chief Operating Officer, will discuss Zale's strategic plan designed to increase its competitive advantage. The presentation will be available on the Company's Web site at www.zalecorp.com.
    Zale Corporation is North America's largest specialty retailer of fine jewelry operating approximately 2,235 retail locations throughout the United States, Canada and Puerto Rico, as well as through the Internet at www.zales.com. Zale Corporation's brands include Zales Jewelers, Zales Fine Jewelry Outlet, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

    Notice Regarding Forward-Looking Statements

    This release contains forward-looking statements, including statements regarding the Company's objectives and expectations regarding its sales, earnings, operating margins, cash flows and capital expenditures for fiscal year 2005, merchandising and marketing strategies, and store and kiosk openings, which are based upon management's beliefs as well as on assumptions made by and data currently available to management. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: that low or negative growth in the economy or in the financial markets will occur and reduce discretionary spending on goods that are, or are perceived to be, "luxuries"; that levels of mall traffic may decline as a result of economic or other factors; that warehousing and distribution productivity and capacity can be further improved to support the Company's distribution requirements; that strong competitive responses may impact the Company's efforts to leverage its brand power with its marketing, merchandising and promotional efforts; that seasonality of the retail jewelry business or downturns in consumer spending during the fourth calendar quarter may adversely affect the Company's results; that the Company may not be able to continue to manage its inventory and product supply effectively to respond to consumer demand; that fluctuations in diamond and gold prices may negatively affect the business; that legal or governmental proceedings may have an adverse effect on the financial results or reputation of the Company; that key personnel who have been hired or retained by the Company may depart; that any disruption in the Company's private label credit card arrangement may adversely affect the Company's ability to provide consumer credit and write credit insurance; or that changes in government or regulatory requirements may increase the cost of or adversely affect the Company's operations. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

    (Tables and reconciliations to follow)


                   ZALE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
           (amounts in thousands, except per share amounts)

                           Three Months Ended    Twelve Months Ended
                                July 31,              July 31,
                           ------------------- -----------------------
                             2004      2003       2004        2003
                           --------- --------- ----------- -----------

Total Revenues             $455,598  $442,382  $2,304,440  $2,212,241
Costs and Expenses:
  Cost of Sales             214,518   215,103   1,122,946   1,101,030
  Selling, General and
   Administrative Expenses  212,511   200,773     942,796     884,069
  Impairment of Goodwill         --        --          --     136,300
  Cost of Insurance
   Operations                 1,567     1,816       5,963       8,228
  Depreciation and
   Amortization Expense      14,394    13,918      56,381      55,690
                           --------- --------- ----------- -----------
Operating Earnings           12,608    10,772     176,354      26,924
Interest Expense, Net         1,643     1,044       7,528       6,319
Costs of Early Retirement
 of Debt                         --     5,910          --       5,910
                           --------- --------- ----------- -----------
Earnings Before Income
 Taxes                       10,965     3,818     168,826      14,695
Income Taxes                  4,070       885      62,353      55,340
                           --------- --------- ----------- -----------
Net Earnings  (Loss)         $6,895    $2,933    $106,473    $(40,645)
                           ========= ========= =========== ===========


Earnings (Loss) Per Common
 Share - Basic:
  Net Earnings (Loss) Per
   Share                      $0.13      $.05       $2.02      $(0.63)

Earnings (Loss) Per Common
 Share - Diluted:
  Net Earnings (Loss) Per
   Share                      $0.13      $.05       $1.99      $(0.63)

Weighted Average Number of
 Common Shares Outstanding:
  Basic                      51,987    63,862      52,650      64,528
  Diluted                    52,697    64,532      53,519      64,528


                   ZALE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                        (amounts in thousands)

                                               July 31,     July 31,
                                                 2004         2003
                                             ------------ ------------
ASSETS
Current Assets:
  Cash and Cash Equivalents                      $63,124      $35,273
  Merchandise Inventories                        826,824      798,761
  Other Current Assets                            63,956       52,450
                                             ------------ ------------
Total Current Assets                             953,904      886,484

Property and Equipment, Net                      266,688      266,167
Goodwill, Net                                     85,583       82,199
Other Assets                                      35,893       38,133
Deferred Tax Asset, Net                               --       21,123
                                             ------------ ------------
Total Assets                                  $1,342,068   $1,294,106
                                             ============ ============

LIABILITIES AND STOCKHOLDERS'
INVESTMENT
Current Liabilities:
  Accounts Payable and Accrued Liabilities      $319,599     $307,775
  Deferred Tax Liability, Net                     51,417       46,266
                                             ------------ ------------
Total Current Liabilities                        371,016      354,041

Non-current Liabilities                           42,486      103,342
Deferred Tax Liability, Net                        4,968           --
Long-term Debt                                   197,500      184,400

Commitments and Contingencies

Stockholders' Investment:
  Preferred Stock                                     --           --
  Common Stock                                       521          415
  Additional Paid-In Capital                      63,661      566,689
  Accumulated Other Comprehensive Income
   (Loss)                                         13,470        6,834
  Accumulated Earnings                           648,446      589,122
  Deferred Compensation                               --           --
                                             ------------ ------------
                                                 726,098    1,163,060
  Treasury Stock                                      --     (510,737)
                                             ------------ ------------
Total  Stockholders' Investment                  726,098      652,323
                                             ------------ ------------
Total Liabilities and Stockholders'
 Investment                                   $1,342,068   $1,294,106
                                             ============ ============


                   ZALE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (amounts in thousands)

                                            Year Ended    Year Ended
                                             July 31,      July 31,
                                               2004          2003
                                          -------------- -------------
Net Cash Flows from Operating Activities:
Net earnings (loss)                            $106,473      $(40,645)
Adjustments to reconcile net earnings to
 net cash provided by operating
 activities:
  Depreciation and amortization expense          56,381        56,153
  Impairment of goodwill                             --       136,300
  Impairment of fixed assets                      2,627         2,092
  Deferred taxes and utilization of NOL          30,976        46,286
    Tax benefit associated with stock
     option exercises                             7,955         2,292
 Loss from disposition of property and
  equipment                                       2,429         6,194
 Amortization of long-term debt issuance
  costs                                           1,329           425
   Amortization of deferred compensation             --           115
 Changes in assets and liabilities:
   Merchandise inventories                      (24,431)       (9,073)
   Other current assets                         (11,150)        2,419
   Other assets                                    (315)       (5,539)
   Accounts payable and accrued
    liabilities                                  12,113       (26,011)
   Non-current liabilities                       (6,309)       (6,188)
                                          -------------- -------------
Net Cash Provided by Operating Activities       178,078       164,820
                                          -------------- -------------

Net Cash Flows from Investing Activities:
Additions to property and equipment             (60,788)      (43,579)
Purchase of available for sale
 investments                                     (4,980)      (12,964)
Proceeds from sale of available for sale
 investments                                      5,751        14,190
                                          -------------- -------------
Net Cash Used in Investing Activities           (60,017)      (42,353)
                                          -------------- -------------

Net Cash Flows from Financing Activities:
Payments on revolving credit agreement         (704,300)     (169,154)
Borrowings under revolving credit
 agreement                                      717,400       353,554
Senior Notes Repurchase                              --       (86,787)
Proceeds from exercise of stock options          39,564        14,711
Loan origination costs on new revolving
 credit agreement                                    --        (6,563)
Purchase of common stock                       (143,357)     (278,236)
                                          -------------- -------------
Net Cash Used in Financing Activities           (90,693)     (172,475)
                                          -------------- -------------
Effect of Exchange Rate Changes on Cash             483           394
Net (Decrease) Increase in Cash and Cash
 Equivalents                                     27,851       (49,614)
Cash and Cash Equivalents at Beginning of
 Period                                          35,273        84,887
                                          -------------- -------------
Cash and Cash Equivalents at End of
 Period                                         $63,124       $35,273
                                          ============== =============


    Non-GAAP Financial Measures

    This press release includes a presentation of "free operating cash flow" for the fiscal year ended July 31, 2004. Free operating cash flow is a non-GAAP financial measure and is defined as cash provided by operating activities (in accordance with GAAP) less net capital expenditures. The Company considers cash provided by operating activities to be the most comparable GAAP financial measure, and has included below a reconciliation of cash flows from operating activities to free operating cash flow.


            Reconciliation of Free Operating Cash Flows To
                 Cash Provided by Operating Activities
                        (amounts in thousands)

                                   For the Fiscal Year Ended
                           July 31, 2004  July 31, 2003  July 31, 2002

Cash flows from operating
 activities                     $178,078       $164,820      $178,915

Less: Capital expenditures        60,788         43,579        54,159
                           -------------- -------------- -------------

Free operating cash flow        $117,290       $121,241      $124,756


    Free operating cash flow should not be considered as an alternative to cash flows from operating, financing or investing activities or as a measure of liquidity. Further, free operating cash flow does not represent the total increase or decrease in the cash balance for the period. Readers are encouraged to review the Statement of Cash Flows included in this press release for information regarding the Company's cash flows from operating, financing and investing activities under GAAP.
    In addition, management has presented a projection of free operating cash flow of approximately $100 million for fiscal year 2005. This projection is based on projected cash provided by operating activities of approximately $180 million for fiscal year 2005, less projected net capital expenditures of approximately $80 million for fiscal year 2005. Such projections represent management's current expectations and are subject to a number of risks and uncertainties that could cause actual amounts to differ materially from these projections. Please refer to the "Notice Regarding Forward-Looking Statements" included in this press release.
    In addition, this press release includes a presentation of earnings (and earnings per share), excluding certain unusual items (Senior Notes redemption charges and a non-cash goodwill impairment charge), for fiscal year 2003 and for the fourth quarter of fiscal year 2003. Such measures are not measures of financial performance under GAAP and should not be considered as alternatives to net earnings (and earnings per share) as computed under GAAP for the applicable period. The impact of each unusual item is shown net of taxes.

    CONTACT: Zale Corporation
             David H. Sternblitz, 972-580-5047
             Vice President and Treasurer